This report is signed on behalf of the Registrant in the City of New York and State of New York on the 30th day of October, 1995.

        Prudential Adjustable Rate Securities Fund, Inc.




Witness:/s/ S. Jane Rose                 By:/s/ Stephen M. Ungerman           S.
Jane Rose                        Stephen M. Ungerman
          Secretary                           Assistant Treasurer